Exhibit 99.2

AMERICA RESOURCES EXPLORATION INC.

UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

Introduction

The following pro forma condensed financial statements of America Resources Exploration, Inc. (the “Company”) reflects preliminary estimates and assumptions based on the information available at the time of preparation, including, but not limited to, the following events that occurred subsequent to December 31, 2014, which had a material effect on the capitalization and liquidity of the Company: the acquisition by America Resources Exploration Inc. of three (3) producing leases covering 714 acres situated in Atascosa and Frio Counties, Texas, located in the Eagle Ford Shale formation - the Jane Burns “C” Lease and the Theo Rogers “A”, “C”, and “D” Lease (“Rogers and Burns Leases”).

The pro forma condensed financial statements are not necessarily indicative of what the Company’s financial position and results of operations would have been had the aforementioned transaction been completed at the date indicated. The pro forma condensed financial statements should be read in conjunction with the audited financial statements of the Company for the year ended March 31, 2014 filed with the Securities and Exchange Commission in the Company’s registration statement on Form S-1 on August 13, 2014 and the audited Statements of Revenues and Direct Operating Expenses of the Rogers and Burns Leases for the period from April 1, 2013 to March 31, 2014 and the period from April 1, 2014 to March 31, 2015.

On June 12, 2015, the Company completed the acquisition of the Rogers and Burns Leases pursuant to the Asset Purchase Agreement. As a result of the completion of this acquisition, 4 million shares of the Company’s common stock were issued to Mr. Zheng Xiangwu, which owns the Company’s largest shareholder, Rise Fast Limited. The number of shares issued to Mr. Zheng was determined by valuing the Leases at $160,000 and valuing the Company’s stock at $0.04 per share.

The pro forma adjustments to the unaudited and audited historical statements of operations are based upon currently available information and certain estimates and assumptions. The actual effect of the transactions discussed in the accompanying notes ultimately may differ from the unaudited pro forma adjustments included herein. However, management believes that the assumptions utilized to prepare the pro forma adjustments provide a reasonable basis for presenting the significant effects of the transactions as currently contemplated and that the unaudited pro forma adjustments are factually supportable, give appropriate effect to the expected impact of events that are directly attributable to the transactions, and reflect those items expected to have a continuing impact on the Company.

AMERICA RESOURCES EXPLORATION INC.

UNAUDITED PRO FORMA CONDENSED BALANCE SHEET AS OF DECEMBER 31, 2014

	America Resources
	Exploration Inc.	Pro forma
	Historical	Adjustments	Pro forma
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$7,221	$-	$7,221
TOTAL CURRENT ASSETS	7,221	-	7,221

PROPERTY AND EQUIPMENT
Oil and gas properties	-	170,000	170,000
Equipment	8,565		8,565
TOTAL PROPERTY AND EQUIPMENT	8,565	170,000	178,565

TOTAL ASSETS	$15,786	$170,000	$185,786

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$100	$-	$100
Loan from director	9,050	-	9,050
TOTAL CURRENT LIABILITIES	9,150	-	9,150

LONG TERM LIABILITIES
Asset Retirement Obligations		10,000	10,000

TOTAL LIABILITIES	9,150	10,000	19,150

STOCKHOLDERS’ EQUITY
Common stock	8,360	4,000	12,360
Additional paid-in capital	21,159	156,000	177,159
Accumulated deficit	(22,883)	-	(22,883)

TOTAL STOCKHOLDERS’ EQUITY	6,636	160,000	166,636

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$15,786	$170,000	$185,786

See accompanying notes to the unaudited pro forma condensed statements of operations

AMERICA RESOURCES EXPLORATION INC.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
FOR THE TWELVE MONTHS ENDED MARCH 31, 2014

	America Resources	Roger's and
	Exploration Inc.	Theo Leases	Pro forma
	Historical	Acquisition	Adjustments		Pro forma
Revenues
Oil and gas sales	$-	$64,074			$64,074

Costs and expenses
Lease operating expense	-	31,033			31,033
Production taxes	-	2,515			2,515
Depreciation, depletion and amortization	-	-	1,431	{a}	1,431
Asset retirement obligation accretion	-	-	1,500	{b}	1,500
General and administrative	57	-	36,000	{c}	36,057
Other	-	-			-

Total costs and expenses	57	33,548			72,536

Income (loss) before taxes	(57)	30,526			(8,462)

Provision for income taxes	-	-			-

Net income (loss)	$(57)	$30,526			$(8,462)

Loss per share - Basic and diluted	$(0.00)				$(0.00)

Weighted Average Number of Common Shares Outstanding: Basic and Diluted	6,000,000				10,000,000

See accompanying notes to the unaudited pro forma condensed statements of operations

AMERICA RESOURCES EXPLORATION INC.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
FOR THE PERIOD APRIL 1, 2014 TO DECEMBER 31, 2014

	America Resources	Roger's and
	Exploration Inc.	Theo Leases	Pro forma
	Historical	Acquisition	Adjustments		Pro forma
Revenues
Oil and gas sales	$-	$29,786			$29,786

Costs and expenses
Lease operating expense	-	14,962			14,962
Production taxes	-	1,429			1,429
Depreciation, depletion and amortization	-	-	733	{a}	733
Asset retirement obligation accretion	-	-	1,125	{b}	1,125
General and administrative	22,826	145	27,000	{c}	49,971
Other	-	1,000			1,000

Total costs and expenses	22,826	17,536			69,220

Income (loss) before taxes	(22,826)	12,250			(39,434)

Provision for income taxes	-	-			-

Net income (loss)	$(22,826)	$12,250			$(39,434)

Loss per share - Basic and diluted	$(0.00)				$(0.00)

Weighted Average Number of Common Shares Outstanding: Basic and Diluted	6,908,945				10,908,945

See accompanying notes to the unaudited pro forma condensed statements of operations

AMERICA RESOURCES EXPLORATION INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

Note 1.  Pro Forma Adjustments and Assumptions

Pro Forma Condensed Balance Sheet

The pro forma adjustments in the pro forma condensed balance sheet reflect the acquisition of the Rogers and Theo Leases for an acquisition value of $160,000 completed with the issuance of 4 million shares of the Company’s stock.  Management has preliminarily estimated the asset retirement obligation associated with the acquired oil & gas properties to be $10,000.

Pro Forma Condensed Statements of Operations

The pro forma condensed statements of operations are prepared assuming the acquisition of the Rogers and Theo Leases had occurred on April 1, 2013.  The Acquisition column represents the Revenues and Direct Operating Expenses for 99.5% of the working interest in the properties acquired in the Rogers and Theo Leases Acquisition, as described below:

{a}
Pro forma adjustment to reflect the depreciation, depletion and amortization for the assets acquired by America Resources Exploration, Inc. as part of the Roger’s and Theo Leases Acquisition, using the unit of production method of accounting.

{b}
Pro forma adjustment to reflect the accretion of asset retirement obligations for the assets acquired by America Resources Exploration, Inc. as part of the Roger’s and Theo Leases Acquisition, assuming a 15% annual accretion rate.

{c}	Pro forma adjustment to reflect the yearly salary of Mr. Seabourn, head geologist for the Company.